Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-219206

GS Finance Corp. $11,400,000 Capped Buffer GEARS Linked to the S&P GSCI® Cotton Index Excess Return due 2024 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (September 3, 2024) is based on the performance of the S&P GSCI® Cotton Index Excess Return, as measured from August 28, 2019 (the date the initial index level was set) to each of the averaging dates. The averaging dates are the 28th day of each month commencing in January 2023 and ending in August 2024.

The index tracks the performance of futures contracts on cotton, not physical cotton. Generally, the return on an investment in a commodity futures contract is correlated with, but not the same as, the return on buying and holding the commodity underlying such contract.

If the final index level (the arithmetic average of the closing levels of the index on each of the averaging dates) is greater than the initial index level of 34.05645 (set on August 28, 2019), then the return on the notes will be positive and equal the product of the index return (the percentage increase or decrease in the final index level from the initial index level) multiplied by 1.94, subject to the maximum settlement amount of $17.76 for each $10 face amount of your notes. If the final index level declines by up to 5.00% from the initial index level, you will receive the face amount of your notes. If the final index level is less than the downside threshold of 95.00% of the initial index level, the return on your notes will be negative and you will lose 1.00% of the face amount of your note for every 1.00% decline in the level of the index beyond the downside threshold. You could receive less than the face amount of your notes at maturity and you will lose 95.00% of your investment in the notes if the final index level is zero.

At maturity, for each $10 face amount of your notes you will receive an amount in cash equal to:

●	if the final index level is greater than the initial index level, subject to the maximum settlement amount, the sum of (i) $10 plus (ii) the product of the index return times $10 times 1.94;
●	if the final index level is equal to or less than the initial index level but greater than or equal to the downside threshold of 95.00% of the initial index level, $10; or
●	if the final index level is less than the downside threshold of 95.00% of the initial index level, the sum of (i) $10 plus (ii) the product of (a) the sum of the index return plus 5.00% times (b) $10.

If you sell your notes prior to maturity, you could receive less than the face amount of your notes, even if the level of the index at the time of sale is greater than 95.00% of the initial index level.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-11.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $9.54 per $10 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	September 4, 2019	Original issue price:	100.00% of the face amount
Underwriting discount:	1.05% of the face amount*	Net proceeds to the issuer:	98.95% of the face amount

* UBS Financial Services Inc., the selling agent, will receive a selling concession not in excess of 0.75% of the face amount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc. Selling Agent

Prospectus Supplement No. 6,523 dated August 29, 2019.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.54 per $10 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $0.41 per $10 face amount).

Prior to August 29, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through August 28, 2020). On and after August 29, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●Prospectus supplement dated July 10, 2017

●Prospectus dated July 10, 2017

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-25. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms

Issuer: GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlying index:  the S&P GSCI® Cotton Index Excess Return (Bloomberg symbol, “SPGSCTP Index”). References herein to “underlying index commodity” are to the commodity futures contract comprising the S&P GSCI® Cotton Index Excess Return

Underlying index sponsor: the corporation or other entity, or group of corporations or other entities, that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the underlying index and (ii) announces (directly or through an agent) the level of the underlying index on any day; as of the date of this prospectus supplement, the underlying index sponsor is S&P Dow Jones Indices LLC

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $10, or integral multiples of $10 in excess thereof; $11,400,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations: $10 and integral multiples of $10 in excess thereof

Minimum purchase amount: in connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000

Supplemental plan of distribution: GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to UBS Financial Services Inc. at such price less a concession not in excess of 0.75% of the face amount. See “Supplemental Plan of Distribution” on page S-50

Cash settlement amount: on the stated maturity date, for each $10 face amount of your notes you will receive an amount in cash equal to:

●	if the final underlying index level is greater than or equal to the cap level, the maximum settlement amount;
●

if the final underlying index level is greater than the initial underlying index level but less than the cap level, the sum of (i) $10 plus (ii) the product of the underlying index return times $10 times the upside gearing;

●	if the final underlying index level is equal to or less than the initial underlying index level but greater than or equal to the downside threshold, $10; or
●

if the final underlying index level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the sum of the underlying index return plus the buffer, resulting in a loss of 1.00% of the face amount of your notes for every 1.00% decline in the underlying index beyond the downside threshold.

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated downside threshold would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level (the level of the underlying index at or above which the maximum settlement amount is payable), would be reached at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes —If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected”

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlying index, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” herein. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. The Internal Revenue Service might assert that a treatment other than that described above is more appropriate (including on a retroactive basis) and the timing and character of income in respect of the notes might differ from the treatment described above.

Trade date: August 29, 2019

Original issue date (settlement date): September 4, 2019

Initial underlying index level: 34.05645. The initial underlying index level represents the closing level of the underlying index on August 28, 2019.  The initial underlying index level may be higher or lower than the closing level of the underlying index on the trade date.

Final underlying index level: the arithmetic average of the closing levels of the underlying index on each of the averaging dates, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Non-Trading Day or a Market Disruption Event” on page S-27, and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Underlying Index” on page S-28

Closing level: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Level” on page S-29

Underlying index return: the quotient of (i) the final underlying index level minus the initial underlying index level divided by (ii) the initial underlying index level, expressed as a positive or negative percentage

Upside gearing: 1.94

Cap level: 140.00% of the initial underlying index level. The cap level represents (i) the maximum return (as specified below) divided by the upside gearing plus (ii) 100% and is the level of the underlying index at or above which you will receive the maximum settlement amount. If the final underlying index level is greater than the cap level (in which case the product of the underlying index return times the upside gearing is greater than the maximum return), you will not receive more than the maximum settlement amount

Maximum settlement amount:  $17.76, which corresponds to a maximum return on the notes of 77.60%

Downside threshold: 95.00% of the initial underlying index level (rounded to the nearest one hundred-thousandth)

Buffer: 5.00%

Stated maturity date: September 3, 2024, subject to adjustment as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-27

Determination date: the last averaging date, August 28, 2024, subject to adjustment as described under “Specific Terms of Your Notes — Determination Date” on page S-27

Averaging dates: the 28th day of each month commencing in January 2023 and ending in August 2024, subject to adjustment as described under “Specific Terms of Your Notes — Averaging Dates” on page S-27

No interest: the notes do not bear interest

No redemption: the notes will not be subject to redemption right or price dependent redemption right

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: GS&Co.

Business day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-29

Trading day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-29

Underlying index commodity trading day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Underlying Index Commodity Trading Day” on page S-30

CUSIP no.: 36257W848

ISIN no.: US36257W8486

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

(Hypothetical terms only. Actual terms may vary.)

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final underlying index levels could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlying index levels that are entirely hypothetical; no one can predict what the underlying index level will be on any day throughout the life of your notes, and no one can predict what the closing level of the underlying index will be on any averaging date. The underlying index has been highly volatile in the past — meaning that the underlying index level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the underlying index, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-11 of this prospectus supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$10
Upside gearing	1.94
Cap level	140.00% of the initial underlying index level
Maximum settlement amount	$17.76 (i.e., an 77.60% maximum return)
Downside threshold	95.00% of the initial underlying index level
Buffer	5.00%

Neither a non-trading day nor a market disruption event occurs on any of the originally scheduled averaging dates

No change in or affecting the method by which the underlying index sponsor calculates the underlying index

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlying index over the life of your notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical underlying index levels shown elsewhere in this prospectus supplement. For information about the historical levels of the underlying index during recent periods, see “The Underlying Index — Historical Closing Levels of the Underlying Index” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlying index between the date of this prospectus supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying index commodity.

The levels in the left column of the table below represent hypothetical final underlying index levels and are expressed as percentages of the initial underlying index level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying index level (expressed as a percentage of the initial underlying index level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlying index level (expressed as a percentage of the initial underlying index level) and the assumptions noted above.

Hypothetical Final Underlying Index Level (as Percentage of Initial Underlying Index Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	177.600%
190.000%	177.600%
170.000%	177.600%
160.000%	177.600%
140.000%	177.600%
130.000%	158.200%
120.000%	138.800%
110.000%	119.400%
100.000%	100.000%
99.000%	100.000%
97.000%	100.000%
95.000%	100.000%
75.000%	80.000%
50.000%	55.000%
25.000%	30.000%
0.000%	5.000%

If, for example, the final underlying index level were determined to be 25.000% of the initial underlying index level, the cash settlement amount that we would deliver on your notes at maturity would be 30.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 70.000% of your investment, which is equivalent to losing 1.000% of the face amount of your notes for every 1.000% decline in the underlying index beyond the downside threshold (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). Alternatively, if, for example, the final underlying index level were determined to be 97.000% of the initial underlying index level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above.

If, however, the final underlying index level were determined to be 110.000% of the initial underlying index level, the cash settlement amount that we would deliver on your notes at maturity would be 119.400% of the face amount of your notes, as shown in the table above. Because the hypothetical final underlying index level is greater than the initial underlying index level, the underlying index return is enhanced by the upside gearing.

In addition, if the final underlying index level were determined to be 200.000% of the initial underlying index level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 177.600% of each $10 face amount of your notes, as shown in the table above. In such case, the maximum return will be 77.60%, which represents the percentage difference between the maximum settlement amount of $17.76 and the face amount of $10. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlying index level over 140.000% (the cap level) of the initial underlying index level. This is because the cap level represents (i) the maximum return of 77.60% divided by the upside gearing of 1.94 plus (ii) 100%.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlying index level (expressed as a percentage of the initial underlying index level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlying index level (expressed as a percentage of the initial underlying index level) of less than 95.000% (the section left of the 95.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. In addition, the chart shows that any hypothetical final underlying index level (expressed as a percentage of the initial underlying index level) of greater than 100.000% (the section right of the 100.000% marker on the horizontal axis) but less than 140.000% (the section left of the 140.000% marker on the horizontal axis) would result in the underlying index return being enhanced by the upside gearing. The chart also shows that any hypothetical final underlying index level (expressed as a percentage of the initial underlying index level) of greater than or equal to 140.000% (the section right of the 140.000% marker on the horizontal axis) would result in a capped return on your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlying index commodity that may not be achieved on the averaging dates and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-14.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the notes may be impacted by the various factors mentioned under “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-14. The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final underlying index level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlying index level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual final underlying index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying index commodity, i.e., the commodity futures contract comprising the underlying index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlying index, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

The Cash Settlement Amount on Your Notes Is Linked to the Level of the Underlying Index on Multiple Averaging Dates

The final underlying index level will be based on the arithmetic average of the underlying index closing level on each of the averaging dates (each of which is subject to postponement in the case of non-trading days or market disruption events), and therefore not the simple performance of the underlying index from August 28, 2019 to the determination date. Therefore, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlying index on the determination date.

You May Lose a Substantial Portion of Your Investment in the Notes

You can lose a substantial portion of your investment in the notes. The cash payment on your notes on the stated maturity date will be based on the performance of the S&P GSCI® Cotton Index Excess Return as measured from the initial underlying index level set on August 28, 2019 to the closing level on each of the averaging dates. If the final underlying index level is less than the downside threshold (i.e., the final underlying index level has declined, relative to the initial underlying index level, by more than the buffer), you will have a loss for each $10 of the face amount of your notes equal to the sum of the underlying index return plus the buffer times $10. As specified elsewhere in this prospectus supplement, if the final underlying index level declines, relative to the initial underlying index level, by more than the buffer, you will lose 1.00% of the face amount of your notes for every 1.00% decline in the underlying index beyond the downside threshold. Thus, you may lose a substantial portion of your investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the application of the buffer applies only at maturity and the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you are able to sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes even if the level of the underlying index is not below the downside threshold at the time of sale.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlying index over the life of your notes will be limited. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlying index may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlying index.

A Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying Index, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Level of the Underlying Index and, Potentially, a Significant Loss at Maturity

The economic terms for the notes, including the downside threshold, are based, in part, on the expected volatility of the underlying index at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying index.

Higher expected volatility with respect to the underlying index as of the trade date generally indicates a greater expectation as of that date that the final underlying index level could ultimately be less than the downside threshold, which would result in a loss of a significant portion or all of your investment in the notes. At the time the terms of the notes are set, higher expected volatility will generally be reflected in a lower downside threshold, as compared to otherwise comparable notes issued by the same issuer with the same maturity but with one or more different underlying indices. However, there is no guarantee that the lower downside threshold set for your notes on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of losing some or all of your investment in the notes.

A relatively lower downside threshold (as compared to otherwise comparable securities), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the level of the underlying index will decrease substantially.  This would result in a significant loss at maturity if the final underlying index level is less than the downside threshold.  Further, a relatively lower downside threshold may not indicate that the notes have a greater likelihood of a return of principal at maturity based on the performance of the underlying index.

You should not take the historical volatility of the underlying index as an indication of its future volatility. You should be willing to accept the downside market risk of the underlying index and the potential to lose some or all of your investment at maturity.

Past Underlying Index Performance is No Guide to Future Performance

The actual performance of the underlying index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing levels of the underlying index or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the underlying index.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the downside threshold and the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. In such cases, your return will be less than the maximum return. Similarly, the downside threshold, while still limiting some downside exposure to the underlying index, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose and are able to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your notes, including:

●	the level of the underlying index;
●	the volatility — i.e., the frequency and magnitude of changes — in the level of the underlying index;
●

economic, financial, regulatory, political, military or other events that affect the commodity markets generally and the market segments of which cotton is a part, and which may affect the level of the underlying index;

●	other interest rates and yield rates in the market;
●	the time remaining until your notes mature; and
●

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes or less than you would have received had you held your notes to maturity.

You cannot predict the future levels of the underlying index based on its historical fluctuations. The actual level of the underlying index over the life of the notes may bear little or no relation to the historical closing levels of the underlying index or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the Level of the Underlying Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the underlying index. Changes in the level of the underlying index may not result in a comparable change in the market value of your notes. Even if the level of the underlying index increases above the initial underlying index level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, underlying index, underlying index commodity or other similar securities, which may adversely impact the market for or value of your notes.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying index or the underlying index commodity. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index or the underlying index commodity, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the underlying index or the underlying index commodity, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the level of the underlying index — directly or indirectly by affecting the price of the underlying index commodity — and therefore the market value of your notes and the amount we will pay on your notes at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes. Goldman Sachs and its affiliates actively trade commodities contracts, options on commodities contracts, over-the-counter contracts and other instruments and derivative products based on numerous commodities. Trading in any of the foregoing by Goldman Sachs and its affiliates and unaffiliated third parties could adversely affect the value of the underlying commodities to which your notes are linked which could in turn affect the return on and the value of your notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the underlying index or underlying index commodity. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include the underlying index or underlying index commodity. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of the underlying index commodity in its capacity as a market-maker or otherwise, any actions that it takes in its capacity will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, including markets in commodities and commodity futures contracts, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. Any of these recommendations and views may be negative with respect to the underlying index or underlying index commodity or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underlying index or underlying index commodity, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Underlying Index or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsor of the underlying index, or transact in securities or instruments or with parties that are directly or indirectly related to the sponsor of the underlying index. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the underlying index or underlying index commodity, as applicable, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the underlying index or underlying index commodity or securities and instruments similar to or linked to the foregoing, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the underlying index or underlying index commodity, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As calculation agent for your notes, GS&Co. will have discretion in making various determinations that affect your notes, including determining: the final underlying index level, which will be based on the arithmetic average of the closing levels of the underlying index on each of the averaging dates and will be used to determine the amount we must pay on the stated maturity date; whether to postpone any averaging date or the determination date because of a non-trading day or a market disruption event; the stated maturity date; the default amount and any amount payable on your notes. See “Specific Terms of Your Notes” below. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlying index. See “Specific Terms of Your Notes — Discontinuance or Modification of the Underlying Index” below. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

The Calculation Agent Can Postpone Any Averaging Date If a Non-Trading Day or a Market Disruption Event Occurs or Is Continuing

If the calculation agent determines that, on any averaging date, such date is not a trading day or a market disruption event has occurred or is continuing, such averaging date will be postponed as described under “Specific Terms of Your Notes — Averaging Dates” below.  If the calculation agent determines that a market disruption event with respect to the underlying index has occurred or is continuing on any day that is any originally scheduled or adjusted averaging date, such originally scheduled or adjusted averaging date will be postponed as described under “Specific Terms of Your Notes — Consequences of a Non-Trading Day or a Market Disruption Event”.

If the originally scheduled final averaging date is postponed, the stated maturity date for your notes will also be postponed as described under “Specific Terms of Your Notes —Stated Maturity Date” below.  In such a case, you may not receive the cash that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date.  Moreover, if the closing level of the underlying index is not available on the last possible averaging date for a month because of a non-trading day or market disruption event or for any other reason, the calculation agent will determine the closing level of the underlying index as described under “Specific Terms of Your Notes — Consequences of a Non-Trading Day or a Market Disruption Event” below.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Return on Your Notes Will Be Based on an Underlying Index That Reflects Excess Return, Not Total Return

The return on your notes is based on the performance of the S&P GSCI® Cotton Index Excess Return. As discussed below, the S&P GSCI® Cotton Index Excess Return reflects the returns that are potentially available through an unleveraged investment in the underlying index commodity. It is not, however, linked to a “total return” underlying index or strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the underlying index commodity. The return on your notes will not include such a total return feature or interest component.

Changes in the Composition and Valuation of the Underlying Index, or Discontinuation or Modification of the Underlying Index, May Adversely Affect the Value of Your Notes

The composition of the underlying index may change over time, as additional commodity contracts satisfy the eligibility criteria of the underlying index or the commodity contract currently included in the underlying index fails to satisfy such criteria and those changes could impact the composition of the underlying index. A number of modifications to the methodology for determining the contracts to be included in the underlying index, and for valuing the underlying index, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of your notes.

As described under “Specific Terms of Your Notes — Discontinuance or Modification of the Underlying Index” on page S-28, if the calculation agent determines that the changes to the underlying index are fundamental in nature, the calculation agent may make such adjustments in the rules of the underlying index or the method of its calculation as it believes are appropriate so that the final underlying index level calculated based on the modified underlying index and then-current underlying index methodology, is equitable. It is possible, however, that such changes will adversely affect the value of your notes when compared with a structure in which the calculation agent would not have had such discretion.

In the event that the underlying index sponsor discontinues publication of the underlying index, the calculation agent may calculate the underlying index level during the remaining term of your notes as described under “Specific Terms of Your Notes — Discontinuance or Modification of the Underlying Index” on page S-28. Because such calculation will, in that event, no longer be based on the underlying index sponsor’s calculation of the underlying index, it is possible that the value of your notes will be adversely affected when compared to the situation in which the underlying index were still being published.

The Underlying Index May in the Future Include a Commodity Futures Contract That Is Not Traded On Regulated Trading Facilities

The underlying index was originally based solely on a commodity futures contract traded on regulated trading facilities (referred to in the United States as “designated contract markets”).  At present, the underlying index continues to be comprised exclusively of the cotton futures contract that trades on the Intercontinental Exchange.  If the underlying index sponsor adds a commodity futures contract to the underlying index in accordance with the criteria and procedures described under “The Underlying Index” below, the underlying index may in the future include an over-the-counter contract (such a swap or forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such a contract, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated trading facilities.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the underlying index may be subject to certain risks not presented by most exchange-traded contracts, including risks related to the liquidity and price histories of the relevant contracts.

It Is Difficult to Predict What Effect Higher and Lower Future Prices of the Commodity Futures Contract Included in the Underlying Index Relative to Its Current Price May Have on Its Value

The underlying index is composed of a commodity futures contract rather than a physical commodity. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contract that comprises the underlying index approaches expiration, it is replaced by a similar contract that has a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in December. This process is referred to as “rolling”.

If the market for this contract is in “backwardation,” which means that the price is lower in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. Conversely, if the market for this contract is in “contango,” which means that the price is higher in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is higher than the sale price of the October contract. The difference between the prices of the two contracts when they are rolled is sometimes referred to as a “roll yield”, and the change in price that the contract experiences while it is a component of the underlying index is sometimes referred to as a “spot return”. An investor in the underlying index cannot receive either the roll yield or the spot return separately. The presence of contango in the commodity markets could result in negative roll yields, which could adversely affect the value of the underlying index. Because of the potential effects of negative roll yields, it is possible for the value of the underlying index to decrease significantly over time even when the near-term or spot price of the commodity futures contract is stable or increasing. It is also possible, when the near-term or spot price of the commodity futures contract is decreasing, for the value of the underlying index to decrease significantly over time.

The Underlying Index Sponsor May be Required to Replace a Designated Contract If the Existing Commodity Futures Contract is Terminated or Replaced

A commodity futures contract known as a “designated contract” has been selected as the reference contract for the physical commodity underlying the underlying index. Data concerning this designated contract will be used to calculate the underlying index. If a designated contract were to be terminated, a comparable commodity futures contract may be selected by the underlying index sponsor, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of the underlying index.

Although the Underlying Index Has a Contract on One of the Same Commodities that Comprise the S&P GSCI® Index, its Value and Returns Will Differ from Those of the S&P GSCI® Index

The S&P GSCI® Cotton Index Excess Return, to which the notes are linked, consists of only the cotton commodity futures contracts in the S&P GSCI® Index, as explained in “The Underlying Index” below, and at any time will trade one cotton commodity futures contract. The significantly more limited number of constituents in the S&P GSCI® Cotton Index Excess Return means that the return on your notes will differ from the return on the S&P GSCI® Index.

Commodity Prices as Well as the Underlying Index Commodity May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

Commodity prices as well as the underlying index commodity are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts.  These factors may affect the levels of the S&P GSCI® Cotton Index Excess Return and the value of your notes in varying ways, and different factors may cause the value of the underlying index commodity and the price of the commodity underlying the underlying index commodity, to move in inconsistent directions and at inconsistent rates.

Concentrated Investment in a Single Commodity

The return on your notes is linked to the S&P GSCI® Cotton Index Excess Return (which is concentrated in one cotton commodity futures contract) and not to a diverse basket of commodities or a broad-based commodity underlying index. The underlying index level may not correlate to the prices of commodities generally and may diverge significantly from the prices of commodities generally.  Because the notes are linked to the level of an underlying index based on a futures contract on a single commodity, the notes may carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity underlying index or the price of multiple commodities.

The Cotton Futures Contract May Continue to Be Volatile and May Be Affected by Factors Specific to Its Market, Which May Have an Adverse Effect on the Market Value of Your Notes

The cotton futures contract has been fluctuating widely and may continue to do so in the future. For additional information about the historical levels of the underlying index during recent periods, see “The Underlying Index — Historical Closing Levels of the Underlying Index” below. Factors that may affect the cotton futures contract and the value of your notes in varying ways include, without limitation:

•	governmental programs and policies regarding agriculture, including cotton, specifically, and trade, fiscal and monetary issues, more generally;
•	weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals;
•	governmental programs and policies, including regulation that affects consumption or production of commodities;
•	price limitations, position limits and trading halts on the exchange on which the underlying index commodity trades;
•	liquidity or illiquidity of the markets for cotton; and
•	currency exchange rates.

It is not possible to predict the effect of all, some or one of these factors on the prices of cotton and the occurrence of all, some or one of these factors could reduce the cotton futures contract and adversely affect the market value of, and payment on, your notes.

There Are Specific Risks Associated with Cotton and the Cotton Futures Contract

Cotton prices are currently experiencing high volatility and have also been highly volatile in the past. Cotton prices are primarily affected by the global demand for and supply of cotton, but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for cotton are affected by governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally. Cotton prices are also affected by factors such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals. Demand for cotton has generally increased with worldwide growth and prosperity. Market expectations about these events and trading activity also may cause cotton prices to fluctuate unpredictably. If the volatility of cotton increases or decreases, the volatility of the cotton futures contract may also increase or decrease, and the market value of, and amount payable on, your notes may be adversely affected.

You Have No Rights with Respect to the Underlying Index Commodity or the Commodity Underlying Such Underlying Index Commodity or Rights to Receive the Underlying Index Commodity or Commodity

Investing in your notes will not make you a holder of the underlying index commodity or the commodity underlying such underlying index commodity.  Neither you nor any other holder or owner of your notes will have any rights with respect to the underlying index commodity or commodity underlying such underlying index commodity.  Any amounts payable on your notes will be made in cash, and you will have no right to receive the underlying index commodity or the commodity underlying such underlying index commodity.

The Policies of the Underlying Index Sponsor or its Agent and Changes That Affect the Underlying Index or the Underlying Index Commodity Could Affect the Amount Payable on Your Notes and Their Market Value

The underlying index is calculated in accordance with a prescribed methodology that has been publicly disclosed by the underlying index sponsor. However, the underlying index sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of the underlying index methodology and also reserves discretion to make decisions regarding the underlying index. The policies of the underlying index sponsor concerning the calculation of the level of the underlying index, additions, deletions or substitutions of the underlying index commodity and the manner in which changes affecting the underlying index commodity (such as rebalancing of the underlying index commodity or roll schedules) are reflected in the underlying index, and by extension could affect the level of the underlying index and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and the market value of your notes could also be affected if the underlying index sponsor changes these policies, for example, by changing the manner in which it calculates the underlying index, or if the underlying index sponsor discontinues or suspends calculation or publication of the underlying index, in which case it may become difficult or inappropriate to determine the market value of your notes based on the underlying index level. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the applicable levels of the underlying index on any such date — and thus the cash settlement amount — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the applicable level of the underlying index on the determination date and the cash settlement amount more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Underlying Index” and “— Role of Calculation Agent” below.

There Is No Affiliation Between the Underlying Index Sponsor and Us

Neither The Goldman Sachs Group, Inc. nor any of its affiliates is affiliated with the underlying index sponsor. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlying index.  You, as an investor in your notes, should make your own investigation into the underlying index. See “The Underlying Index” below for additional information about the underlying index.

The underlying index sponsor is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. The underlying index sponsor does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your notes.

Information on the Underlying Index May Not Be Readily Available

There is no systematic reporting of last-sale information for many commodities and commodity indices. Reasonable current bid and offer information may be available in certain brokers’ offices, in bank trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the applicable level relevant for determining the value of your notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for you and other investors to obtain timely, accurate data about the state of the commodity markets.

Suspensions or Disruptions of Market Trading in the Underlying Index or the Underlying Index Commodity May Adversely Affect the Value of Your Notes

The commodity markets are subject to temporary and potentially long-lasting distortions or other disruptions due to various factors.

If a market disruption event has occurred with respect to the underlying index, the calculation agent will determine the level of such underlying index as described under “Specific Terms of Your Notes — Consequences of a Non-Trading Day or a Market Disruption Event” below. Under the circumstances described above, the level of the underlying index and the value of your notes may be adversely affected. See also “The Calculation Agent Can Postpone Any Averaging Date If a Non-Trading Day or a Market Disruption Event Occurs or Is Continuing” above.

Commodity Markets May Be Subject to Limit Prices

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of a commodity contract or an index. The occurrence of “limit prices” amounts to a market disruption event which may result in the calculation agent postponing the determination date.

Data Sourcing and Calculation Risks Associated with the Underlying Index May Adversely Affect the Market Price of the Notes

Because the notes are linked to the underlying index, which is composed of an exchange-traded futures contract only on a commodity, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual weighting and composition of the underlying index will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the underlying index commodity. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the underlying index for the following period. Additionally, the underlying index sponsor may not discover every discrepancy.

In addition, the underlying index sponsor’s underlying index committee may revise underlying index policy covering rules for selecting underlying index commodity or any other matters. The underlying index sponsor has discretion in making decisions with respect to the underlying index and has no obligation to take the needs of any parties to transactions involving the underlying index into consideration when constituting, reweighting or making any other changes to the underlying index.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), which effected substantial changes to the regulation of the futures and over-the-counter (OTC) derivatives markets, was enacted in July 2010. Dodd-Frank requires regulators, including the Commodity Futures Trading Commission (CFTC), to adopt regulations to implement many of the requirements of the legislation. While the CFTC has adopted many of the required regulations, a number of them have only recently become effective, and certain requirements remain to be finalized. The ultimate impact of the regulatory scheme, therefore, cannot yet be fully determined. Under Dodd-Frank, the CFTC approved a final rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. Those rules were challenged in federal court by industry groups and were vacated by a decision of the court in 2012. While the CFTC subsequently proposed new rules that have not yet been adopted governing position limits, and has adopted final rules governing the aggregation of positions by market participants under common control and by trading managers, their ultimate scope and impact, as well as the content, scope or impact of other CFTC rules, cannot be conclusively determined at present, and these limits could restrict the ability of certain market participants to participate in the commodities, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may also have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways.

In addition, these legislative and regulatory changes have increased, and will continue to increase, the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivatives markets. Without limitation, these changes require many OTC derivatives transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers (as defined by the CFTC) are also required to be registered and are subject to various regulatory requirements, including, but not limited to, posting and collecting margin for uncleared OTC swaps traded bilaterally with financial entities, recordkeeping, reporting and various business conduct requirements, as well as proposed minimum financial capital requirements. These legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. In addition, transaction costs incurred by market participants are likely to be higher than in the past, reflecting the costs of compliance with the new regulations. These consequences could adversely affect the level of the underlying index, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have passed or proposed, or may propose in the future, legislation similar to that proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the European Union (“EU”) Markets in Financial Instruments Directive (Directive 2014/65/EU) and Markets in Financial Instruments Regulation (Regulation (EU) No 600/2014) (together “MiFID II”), which has applied since January 3, 2018, governs the provision of investment services and activities in relation to, as well as the organized trading of, financial instruments such as shares, bonds, units in collective investment schemes and derivatives. In particular, MiFID II requires EU Member States to apply position limits to the size of a net position which a person can hold at any time in commodity derivatives traded on EU trading venues and in “economically equivalent” OTC contracts. By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012) (“EMIR”) introduced certain requirements in respect of OTC derivatives including: (i) the mandatory clearing of OTC derivative contracts declared subject to the clearing obligation; (ii) risk mitigation techniques in respect of uncleared OTC derivative contracts, including the mandatory margining of uncleared OTC derivative contracts; and (iii) reporting and recordkeeping requirements in respect of all derivative contracts. In the event that the requirements under EMIR and MiFID II apply, these are expected to increase the cost of transacting derivatives.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences — United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-45 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

●	U.S. dollars (“$”)

Form of note:

●	global form only: yes, at DTC
●	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $10 or an integral multiple of $10 in excess thereof

Minimum purchase amount: In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.

Defeasance applies as follows:

●	full defeasance: no
●	covenant defeasance: no

Other terms:

●	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
●	a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below
●	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement date or trade date, issue price, underwriting discount and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Underlying Index, Underlying Index Sponsor and Underlying Index Commodity

In this prospectus supplement, when we refer to the underlying index, we mean the underlying index specified on the front cover page, or any successor underlying index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Underlying Index” below. When we refer to the underlying index sponsor as of any time, we mean the corporation or other entity, or group of corporations or other entities, that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the underlying index and (ii) announces (directly or through an agent) the level of the underlying index on any day; as of the date of this prospectus supplement, the underlying index sponsor is S&P Dow Jones Indices LLC. When we refer to the underlying index commodity as of any time, we mean the commodity contracts that comprise the underlying index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

On the stated maturity date, for each $10 face amount of your notes you will receive an amount in cash equal to:

●	if the final underlying index level is greater than or equal to the cap level, the maximum settlement amount;
●

if the final underlying index level is greater than the initial underlying index level but less than the cap level, the sum of (i) $10 plus (ii) the product of the underlying index return times $10 times the upside gearing;

●	if the final underlying index level is equal to or less than the initial underlying index level but greater than or equal to the downside threshold, $10; or
●

if the final underlying index level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the sum of the underlying index return plus the buffer, resulting in a loss of 1.00% of the face amount of your notes for every 1.00% decline in the underlying index beyond the downside threshold.

The underlying index return is calculated by subtracting the initial underlying index level from the final underlying index level and dividing the result by the initial underlying index level, with the quotient expressed as a percentage. The cap level is 140.00% of the initial underlying index level. The cap level represents (i) the maximum return divided by the upside gearing plus (ii) 100% and is the level of the underlying index at or above which you will receive the maximum settlement amount. If the final underlying index level is greater than the cap level (in which case the product of the underlying index return times the upside gearing is greater than the maximum return), you will not receive more than the maximum settlement amount. The maximum settlement amount is $17.76, which corresponds to a maximum return on the notes of 77.60%. The upside gearing is 1.94. The downside threshold is 95.00% of the initial underlying index level (rounded to the nearest one hundred-thousandth) and the buffer is 5.00%.

The initial underlying index level is 34.05645, which represents the closing level of the underlying index on August 28, 2019. The initial underlying index level may be higher or lower than the closing level of the underlying index. The calculation agent will determine the final underlying index level, which will be the arithmetic average of the closing levels of the underlying index on each of the averaging dates. However, the calculation agent will have discretion to adjust the closing level on an averaging date or to determine it in a different manner as described under “— Consequences of a Non-Trading Day or a Market Disruption Event” and “— Discontinuance or Modification of the Underlying Index” below.

Stated Maturity Date

The stated maturity date is September 3, 2024, unless that day is not a business day, in which case the stated maturity date will be the next following business day.

The stated maturity date will also be postponed if the originally scheduled final averaging date (i.e., the determination date) is postponed due to the effects of a non-trading day or the occurrence of a market disruption event as described under “— Determination Date” and “— Consequences of a Non-Trading Day or a Market Disruption Event” below. In such case, the stated maturity date will be scheduled to be the third business day after the actual determination date. In no event, however, will the actual stated maturity date be postponed to a date later than the tenth business day after the originally scheduled stated maturity date.

Determination Date

The determination date will be the last averaging date, August 28, 2024, subject to postponement as provided under “— Averaging Dates” below.

Averaging Dates

The averaging dates are the 28th day of each month commencing in January 2023 and ending in August 2024, unless the calculation agent determines that (i) any such day is not a trading day or (ii) a market disruption event has occurred or is continuing on any such day.  For the consequences of a market disruption event or non-trading day with respect to each averaging date, please see “— Consequences of a Non-Trading Day or a Market Disruption Event” below.

Consequences of a Non-Trading Day or a Market Disruption Event

Any averaging date will be fixed after allowing for any postponement for a non-trading day or market disruption event as described below.

In the event that the calculation agent determines that the day that is scheduled to be an averaging date is not a trading day, such averaging date will be postponed to the first following trading day, provided that in no event will the originally scheduled averaging date be postponed due to a non-trading day to a date later than five scheduled trading days after the originally scheduled averaging date. References herein to the “adjusted” averaging date shall be to the averaging date as so postponed due to a non-trading day.

After application of the provisions in the immediately preceding paragraph, if applicable in the case of a non-trading day, in the event that the calculation agent determines that a market disruption event with respect to the underlying index has occurred or is continuing on the day that is scheduled to be an averaging date (to the extent the originally scheduled averaging date is a trading day), or has occurred or is continuing on the adjusted averaging date (to the extent the originally scheduled averaging date is not a trading day), such originally scheduled or adjusted averaging date will be postponed as set forth below and the pricing of all underlying index commodities included in the underlying index that are not affected by a market disruption event will occur on such originally scheduled or adjusted averaging date. However, each underlying index commodity included in the underlying index that is affected by a market disruption event will be priced on the earlier of:

(i)	the first following underlying index commodity trading day on which a market disruption event does not occur and is not continuing in respect of that underlying index commodity; and

(ii)

the sixth scheduled underlying index commodity trading day after such originally scheduled or adjusted averaging date if a market disruption event occurs or is continuing for five consecutive scheduled underlying index commodity trading days.

The earlier of such dates in (i) and (ii) will be the underlying index commodity valuation date for such underlying index commodity in relation to such originally scheduled or adjusted averaging date.

If a market disruption event for an underlying index commodity has occurred or is continuing as determined by the calculation agent on the sixth scheduled underlying index commodity trading day after such originally scheduled or adjusted averaging date (which will in this instance be the underlying index commodity valuation date for such affected underlying index commodity), then the price of such underlying index commodity to be used in calculating the closing level of the underlying index for the averaging date will be determined by the calculation agent on such underlying index commodity valuation date for such underlying index commodity taking into consideration the latest available quotation for the relevant underlying index commodity and any other information that it deems relevant on such underlying index commodity valuation date and notwithstanding that a market disruption event has occurred or is continuing for such underlying index commodity on that sixth scheduled underlying index commodity trading day.

The calculation agent will then determine the closing level of the underlying index for the averaging date on the latest to occur of such underlying index commodity valuation dates (and such latest of the underlying index commodity valuation dates will be the actual applicable averaging date for the underlying index) by reference to the settlement price or other prices of each underlying index commodity included in the underlying index determined by the calculation agent pursuant to the preceding paragraph or as published by the relevant trading facility on which such underlying index commodity is traded, as applicable, on the relevant underlying index commodity valuation date using the then current method for calculating the underlying index in existence as of the originally scheduled or adjusted determination date and notwithstanding that a market disruption event has occurred or is continuing for such underlying index commodity on that underlying index commodity valuation date.

In such case, the closing level of different underlying index commodities may be determined on different underlying index commodity valuation dates, and the closing level of the underlying index will be determined on the actual averaging date. As a consequence, if the final averaging date (i.e., the determination date) is postponed, the originally scheduled stated maturity date for your notes will be postponed and the stated maturity date will be scheduled to be the third business day after the actual final averaging date, provided that in no event will the actual stated maturity date be postponed to a date later than the tenth business day after the originally scheduled stated maturity date.

Discontinuance or Modification of the Underlying Index

If the underlying index sponsor discontinues publication of the underlying index, and the underlying index sponsor or anyone else publishes a substitute underlying index that the calculation agent determines is comparable to the underlying index, or if the calculation agent designates a substitute underlying index, then the calculation agent will determine the cash settlement amount on the stated maturity date by reference to the substitute underlying index. We refer to any substitute underlying index approved by the calculation agent as a successor underlying index.

If the calculation agent determines that the publication of the underlying index is discontinued and there is no successor underlying index, the calculation agent will determine the cash settlement amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlying index.

If the calculation agent determines that the underlying index, the underlying index commodities comprising the underlying index or the method of calculating the underlying index or underlying index commodities is materially modified at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the applicable underlying index commodities, and whether the change is made by the underlying index sponsor under its existing policies or following a modification of those policies with respect to the underlying index, is due to the publication of a successor underlying index, is due to events affecting one or more of the applicable underlying index commodities or their publishers, or is due to any other reason (other than a change or modification prescribed in that formula or method relating to the weighting or composition of such underlying index, the weighting of the underlying index commodities comprising such underlying index and/or other routine events or modifications as determined by the calculation agent) — then the calculation agent will be permitted (but not required) to make such adjustments in the underlying index or the method of its calculation as it believes are appropriate to ensure that the final underlying index level used to determine the cash settlement amount on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlying index may be made by the calculation agent in good faith and in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the cash settlement amount on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the underlying index, the underlying index sponsor, market disruption events, business days, trading days, the underlying index return, the final underlying index level, the averaging dates, the determination date and the cash settlement amount on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 21 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to the underlying index, we mean a day on which (i) all of the trading facilities on which the underlying index commodities included in such underlying index are traded are open for trading during their regular trading session notwithstanding any such trading facility closing prior to its scheduled closing time, (ii) the underlying index is calculated and published by the underlying index sponsor and (iii) the calculation agent in New York City is open for business. Although the underlying index sponsor may publish an underlying index level with respect to the underlying index on a day when one or more of the trading facilities for the underlying index commodities that comprise the underlying index are closed, that day would not be a trading day for purposes of the underlying index. When we refer to a scheduled trading day, we mean a day that is scheduled to be a trading day as of the trade date.

Underlying Index Commodity Trading Day

When we refer to an underlying index commodity trading day with respect to an underlying index commodity included in the underlying index, we mean a day on which the relevant trading facility on which such underlying index commodity is traded is open for trading for its regular trading session, notwithstanding any such trading facility closing prior to its scheduled closing time. When we refer to a scheduled underlying index commodity trading day, we mean a day that is scheduled to be such a day as of the trade date.

Closing Level

When we refer to the closing level of the underlying index on any trading day, we mean the official closing level of the underlying index or any successor underlying index as published by the underlying index sponsor on such trading day.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

●	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
●	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only— quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

●	no quotation of the kind referred to above is obtained, or
●	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

●	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
●	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to the underlying index, any of the following will be a market disruption event with respect to any underlying index commodity included in such underlying index on any given day:

●

the settlement price for such underlying index commodity on such trading day is a “limit price”, which means that the settlement price for such underlying index commodity on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility on which such underlying index commodity is traded;

●

failure by the trading facility on which such underlying index commodity is traded or other price source to announce or publish the settlement price for such underlying index commodity on such trading day; or

●

trading in such underlying index commodity on the relevant trading facility is suspended or interrupted subsequent to the opening of trading and trading in such underlying index commodity does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such contract.

For this purpose, “settlement price” means the official settlement price of an underlying index commodity as published by the trading facility on which it is traded.

As is the case throughout this prospectus supplement, references to the underlying index in this description of market disruption events includes the underlying index and any successor underlying index as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the underlying index or the underlying index commodities on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the underlying index or the underlying index commodities. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

●	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the underlying index or some or all of the underlying index commodities,
●	may take or dispose of positions in the underlying index commodities,
●

may take or dispose of positions in listed or over-the-counter options or other instruments based on an index designed to track the performance of the stock exchanges or other components of the equity markets, and/or

●

may take short positions in the underlying index commodities or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the underlying index or the underlying index commodities. We expect these steps to involve sales of instruments linked to the underlying index on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the underlying index commodities, or listed or over-the-counter options, futures or other instruments linked to the underlying index, some or all of the underlying index commodities or indices designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE UNDERLYING INDEX

The S&P GSCI® Cotton Index Excess Return (which we may refer to as the “index”) is a sub-index of the S&P GSCI® Index. The S&P GSCI® Index is a proprietary index that GS&Co. developed. Effective February 2, 2007, The Goldman Sachs Group, Inc. (“GS Group”) completed a transaction with S&P Dow Jones Indices by which GS Group sold to S&P Dow Jones Indices (which we may refer to as the “index sponsor”) all of the rights of GS&Co. in the S&P GSCI® Index and all related indices and sub-indices (which we may refer to as the “indices”), as well as certain intellectual property related to the S&P GSCI® Index. As of that date, therefore, GS&Co. no longer owned the indices and is no longer responsible for the calculation, publication or administration of the indices, or for any changes to the methodology. All decisions with respect to the indices will be made, and the related actions will be taken, solely by S&P Dow Jones Indices. GS&Co. has no control over any matters related to the indices.

The index sponsor owns the copyright in and all rights to the index. The index sponsor has no obligation to continue to publish, and may discontinue publication of, the index. The consequences of the index sponsor discontinuing or modifying the index for your notes are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Underlying Index” above.

The index sponsor also owns the copyright in and all rights to the S&P GSCI® Index. Neither we nor any of our affiliates made any due diligence inquiry with respect to the index, the S&P GSCI® Index or make any representation that any public information regarding the index or the index sponsor is accurate or complete.

Although GS&Co. initially developed the index, the index is not owned, endorsed, or approved by or associated with GS&Co. or its affiliated companies. You, as an investor in your notes, should make your own investigation into the index.

Following the index description is a brief question and answer section on selected topics relevant to the index.

Index Description

The S&P GSCI® Cotton Index Excess Return is comprised of cotton futures contracts that are included in the S&P GSCI® Index, which currently consists solely of one cotton futures contract (which we refer to as the “cotton contract”) traded on the Intercontinental Exchange - US. The index is a sub-index of the S&P GSCI® Index, which means that while it is generally calculated in the same manner as the S&P GSCI® Index, it is based entirely on the price performance and roll yield (described below) of the cotton futures contract included in the S&P GSCI® Index, with the effect that the “Daily Contract Reference Price”, “Contract Production Weight” and “Roll Weight” (each such term as further described below) used in performing the calculation of the index are limited to the cotton contract. The index is measured on an excess return basis, meaning that it measures the returns on the price level of the futures contract included in the index along with the discount or premium obtained by rolling the hypothetical position in such contract forward as it approaches delivery.

Because the index is a sub-index of the S&P GSCI® Index, the rules with respect to its calculation and composition derive from the S&P GSCI® Index. We therefore include the following information on the S&P GSCI® Index.

Contract Eligibility

The S&P GSCI® Index is an index on a production-weighted basket of physical non-financial commodities that satisfy specified criteria and is designed to be a measure of the performance over time of the markets for these commodities. In order to be included in the S&P GSCI® Index (and, as a result thereof, the index), a contract must satisfy the following eligibility criteria:

•

The contract must be in respect of a physical commodity and not a financial commodity. The contracts on a particular commodity need not require physical delivery by their terms in order for the commodity to be considered a physical commodity.

•	The contract must:
o	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;
o	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and
o

be traded on a trading facility which allows market participants to execute spread transactions through a single order entry between pairs of contract expirations included in the S&P GSCI® Index that, at any given point in time, will be involved in the rolls to be affected in the next three roll periods.

Moreover, a contract considered for the S&P GSCI® Index must be:

•	denominated in U.S. dollars; and
•

traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion of the contract in the S&P GSCI® Index. The daily contract reference price may be (but is not required to be) the reference, closing or settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

A contract already included in the S&P GSCI® Index at the time constituents are being reviewed by the index sponsor:

•

that is the only contract on the relevant commodity included in the S&P GSCI® Index must, in order to continue to be included in the S&P GSCI® Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

•

that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® Index at such time must, in order to continue to be included in the S&P GSCI® Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

•

must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI® Index and each contract’s percentage of the total is then determined.

A contract being considered for new inclusion in the S&P GSCI® Index by the index sponsor:

•

that is based on a commodity that is not represented in the S&P GSCI® Index at such time must, in order to be added to the S&P GSCI® Index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

•

that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® Index at such time must, in order to be added to the S&P GSCI® Index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $30 billion.

•	must, in order to be added to the S&P GSCI® Index at such time, have a reference percentage dollar weight of at least 1.00%.

No further contracts on a commodity will be included if the inclusion would result in the portion of the S&P GSCI® Index attributable to such commodity exceeding a particular threshold. Currently, only one contract on cotton is included in the S&P GSCI® Index.

In the event that two or more contracts on the same commodity satisfy the eligibility criteria, and the portion of the S&P GSCI® Index attributable to that commodity does not exceed the applicable threshold, the additional contracts will be included in the S&P GSCI® Index in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first.

If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI® Index attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI® Index attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI® Index attributable to it.

Calculation of the Index

On any S&P GSCI Index business day, the value of the index is equal to the product of (i) the value of the index on the preceding index business day and (ii) one plus the contract daily return on the index business day on which the calculation is made, rounded to seven decimal places. The value of the index is indexed to a base value of 100 on January 1, 1970.

The official daily settlement price for the index is reported on Bloomberg Page SPGSCTP on each S&P GSCI Index business day and is calculated between 3:30 PM and 6:00 PM, Eastern Time. The term S&P GSCI Index business day means a day on which the S&P GSCI® Index and its related indices are calculated, as determined by the NYSE Euronext Holiday & Hours schedule.

Contract Daily Return

The contract daily return on any given day is equal to the sum for all applicable contracts, of the daily contract reference price multiplied by the CPW, divided by the total dollar weight invested in the index on the preceding day, minus one.  In the case of the index, the applicable contract is the cotton contract and the CPW is the CPW for cotton, as determined by the index sponsor.

Daily Contract Reference Price

The daily contract reference prices used in calculating the index on any given day are the most recent such daily contract reference prices made available by the relevant trading facilities, which, for the cotton contract, is currently the Intercontinental Exchange - US, except that the daily contract reference price for the most recent prior day will be used if a trading facility is closed. If a relevant trading facility otherwise fails to make the daily contract reference price available, or the daily contract reference price as published by such relevant trading facility reflects, in the reasonable judgment of the index sponsor, manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 P.M. New York City time, the index sponsor may determine the appropriate daily contract reference price for the applicable cotton futures contract in its reasonable judgment for purposes of calculating the total dollar weight of the index.

Contract Production Weights

The S&P GSCI® Index (and, as a result thereof, the index) is a production-weighted index, and S&P Dow Jones Indices ascertains the quantity of each designated contract to be included in the S&P GSCI® Index, which is referred to as the contract production weight (CPW). The CPW of a contract is a function of the total annualized quantity traded in such contract, the total annualized quantity traded of all designated contracts on the same commodity and the five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity.

S&P Dow Jones Indices decides the sources of information used in determining the CPWs for a given period but will generally use the same sources of information used to determine the CPWs for or during the immediately preceding index year. If such sources are not reasonably available or do not contain the necessary information, or if S&P Dow Jones Indices determines the information included in any such sources is inaccurate, unreliable or contains manifest error, S&P Dow Jones Indices will identify alternative sources of information. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, S&P Dow Jones Indices, in consultation with the S&P GSCI® Index Committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

The five-year moving average is updated annually for each commodity included in the S&P GSCI® Index, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI® Index are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity.

However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, S&P Dow Jones Indices performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI® Index is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI® Index to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI® Index will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, S&P Dow Jones Indices reevaluates the composition of the S&P GSCI® Index, in consultation with the S&P GSCI® Index committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI® Index. Commodities included in the S&P GSCI® Index and its sub-indices which no longer satisfy such criteria, if any, will be deleted.

Total Dollar Weight

The total dollar weight of the index is used in calculating the contract daily return, described above, which is in turn used for calculating the value of the index. Because the index currently comprises solely the cotton contract, changes in the total dollar weight of the index are generally equal to changes in the daily contract reference price of the cotton contract, except when the CPW of the cotton contract changes and during roll periods, as described below. In addition, the total dollar weight of the index is used in calculating the normalizing constant of the index (which is different from the normalizing constant of the S&P GSCI® Index), which is the factor used in adjusting the index to allow comparisons of the value of the index to be made over time.

The total dollar weight of the index on any S&P GSCI Business Day not during a roll period is equal to:

•	the daily contract reference price for the applicable contract (the cotton contract),
•	multiplied by the contract production weight (CPW) of the applicable commodity (cotton).

A “roll period” means the period of five S&P GSCI Index business days beginning on the fifth and ending on the ninth S&P GSCI Index business day of each calendar month.

During a roll period, the total dollar weight of the index on any S&P GSCI Index business day is equal to:

•

the CPW with respect to the current contract expiration multiplied by the daily contract reference price with respect to the current contract expiration multiplied by the “roll weight” with respect to the current contract expiration, plus

•

the CPW with respect to the next contract expiration multiplied by the daily contract reference price with respect to the next contract expiration multiplied by the “roll weight” with respect to the next contract expiration, except that for roll periods in which a re-weighting is implemented, and which therefore involve a change in CPWs and normalizing constants, the total dollar weight obtained through the calculation above must be multiplied by the normalizing constant relevant to the applicable contract expiration, and the CPW with respect to the current contract expiration is not necessarily equal to the CPW with respect to the next contract expiration.

The “roll weight” of a futures contract reflects the fact that the position in the futures contract must be liquidated or rolled forward into a more distant contract expiration as it approaches expiration. If an actual position in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the index is designed to replicate the performance of actual investments in the underlying contract, the rolling process incorporated in the index takes place over a number of business days during each month (referred to as a “roll period”). On each day of the roll period, the “roll weight” of the current contract expiration and the next contract expiration (the next contract as designated by the index rules) into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the index is gradually shifted from the current contract expiration to the next contract expiration (the next contract as so designated).  The roll period applicable to the S&P GSCI® Index and the index occurs from the fifth to ninth S&P GSCI Index business day of the month.

If on any day during a roll period any of the following conditions exists, the portion of the roll with respect to the affected contract that would have taken place on that day is deferred until the next day on which these conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;
•	any such price represents the maximum or minimum price for such contract month, based on trading facility price limits (referred to as a limit price);

•

the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time. In that event, the index sponsor may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, the index sponsor will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to its scheduled closing time.

Index Maintenance

S&P Dow Jones Indices, in consultation with the S&P GSCI® Index Committee, determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI® Index are necessary or appropriate in order to assure that the S&P GSCI® Index represents a measure of commodity market performance. S&P Dow Jones Indices has the discretion to make any such modifications, in consultation with the S&P GSCI® Index Committee.

The composition of the S&P GSCI® Index, which may affect the composition of the index, is reviewed on a monthly basis by S&P Dow Jones Indices.

Contract Expirations

Because the index a sub-index of the S&P GSCI® Index, which is comprised of actively traded contracts with scheduled expirations, the index can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the S&P GSCI® Index and, as a result thereof, in the index, during a given year are designated by S&P Dow Jones Indices, in consultation with the S&P GSCI® Index Committee, provided that each such contract must be an “active contract”. An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry. The relative liquidity of the various active contracts is one of the factors that may be taken into consideration in determining which of them S&P Dow Jones Indices includes in the S&P GSCI® Index and, as a result, in the index.

If a trading facility deletes one or more contract expirations, the S&P GSCI® Index and, as a result thereof, the index, will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P Dow Jones Indices. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P Dow Jones Indices may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI® Index. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI® Index. If that timing is not practicable, S&P Dow Jones Indices will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

The consequences of the index sponsor designating a replacement contract in respect of the index for your notes are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Underlying Index” above.

Changes in Methodology

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, the methodology for determining the composition of the S&P GSCI® Index and its sub-indices, including the index, as well as procedures for evaluating available liquidity on an intra-year basis have been modified in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the S&P GSCI® Index methodology, which also applies to the index, now provides for the inclusion of contracts traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading platform and there is sufficient and reliable data. S&P Dow Jones Indices, in consultation with the S&P GSCI® Index Committee, will continue to monitor developments in the trading markets and will announce the inclusion of additional contracts, or further changes to the S&P GSCI® Index methodology, in advance of their effectiveness.

The consequences of changes in the S&P GSCI® Index methodology, which applies also to the index for your notes are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Underlying Index” above.

The S&P GSCI® Index Committee

S&P Dow Jones Indices has established the S&P GSCI® Index Committee to oversee the daily management and operations of the S&P GSCI® Index (and, as a result thereof, the index), and which is responsible for all analytical methods and calculation in the indices. The S&P GSCI® committee is comprised of full-time professional members of S&P Dow Jones Indices staff. At each meeting, the S&P GSCI® Index Committee reviews any issues that may affect the components of the S&P GSCI® Index, statistics comparing its composition to the market, commodities being considered for addition and any significant market events. In addition, the S&P GSCI® Index Committee may revise index policy covering rules for selecting commodities, or other matters. S&P Dow Jones Indices considers information about changes to the indices and related matters to be potentially market moving and material. Therefore, all S&P GSCI® Index Committee discussions are confidential.

S&P Dow Jones Indices’ Index Committees reserve the right to make exceptions when applying the methodology if the need arises. In any scenario where the treatment differs from the general rules stated in this document or supplemental documents, clients will receive sufficient notice, whenever possible.

In addition to the daily governance of indices and maintenance of index methodologies, at least once within any 12-month period, the Index Committee reviews the methodology to ensure the indices continue to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, S&P Dow Jones Indices may publish a consultation inviting comments from external parties.

Frequently Asked Questions and Answers

What Does the Index Track?

The index for your notes, i.e., the S&P GSCI® Cotton Index Excess Return, is an index tracking the performance of a futures contract on cotton.

There are important differences between a commodity index and an equity index.  Unlike stocks, commodity contracts expire periodically and, in order to maintain an investment in commodity contracts, it is necessary to liquidate such commodity contracts before they expire and establish positions in longer-dated commodity contracts.  This feature of the index, which is discussed above, has important implications for changes in the value of the index.

What Is a Commodity Contract?

A commodity contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity.  Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities. The index currently is comprised solely of a commodity contract on cotton traded on the Intercontinental Exchange - US.  However, it is possible that the index will in the future include swaps or other derivatives that are cleared through a centralized clearing house.

Why Do Commodities Indices Track Commodity Contracts And Not Physical Commodities?

While holding an inventory of physical commodities may have certain economic benefits, it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities.  These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Commodity contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs.  However, an investor in commodity contracts, or in an index consisting of a commodity contract, can be indirectly exposed to these costs, which may be reflected in the prices of the commodity contracts and therefore in the index level.  In addition, the fact that commodity contracts have publicly available prices allows calculation of an index based on these prices.  The use of commodity contracts, therefore, allows the index sponsor to separate the exposure to price changes from the ownership of the underlying physical commodity, and thus allow participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

Can the Contract Included in the Index Be Changed over Time?

In order for a commodity contract to be included in the S&P GSCI® Index for the first time or to remain in the S&P GSCI® Index, such contract and its underlying physical commodity must satisfy predetermined criteria, e.g. denomination, duration until expiry, availability of contracts to be rolled into, location of the primary trading facility, accessibility to market participants, trading history, trading volume and minimum weight in the basket, as discussed in the next section.  The index sponsor (which is also the sponsor of the S&P GSCI® Index) performs monthly and annual calculations to determine whether the constituent contracts meet such thresholds.  If, at the time of an annual review, certain contracts that are included in the S&P GSCI® Index fail to satisfy the criteria and/or certain contracts that have not been included in the S&P GSCI® Index satisfy such criteria, the composition of the S&P GSCI® Index, and the index if the ineligible contract is the futures contract on which the index is based, will generally be changed.  If, at the time of the monthly review between annual reviews, certain contracts that are included in the S&P GSCI® Index cease to satisfy the specified criteria, certain contracts might drop out of the S&P GSCI® Index and, if the dropped contract is the futures contract on which the index is based, the index, which will in turn result in a re-weighting of the S&P GSCI® Index.  Any such changes may impact the index, and therefore your notes. For further information with respect to changes in the composition of the S&P GSCI® Index, refer to section “The S&P GSCI® — Composition of the S&P GSCI®” above, which also applies to the index.

If the Price of Cotton Goes Up, Will the Index Level, Therefore, Also Go Up?

Not necessarily.

Your notes are linked to the performance of the index, which in turn tracks the performance of the futures contract included in the index, rather than the individual physical commodity itself.  Changes in the prices of commodity contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “Why Does the Index Track Commodity Contracts And Not Physical Commodities?”, the prices of commodity contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices.  Therefore, you may observe price of cotton going up and the index level not changing in the same way.

Second, because commodity contracts have expiration dates – i.e., dates upon which trading of the commodity contract ceases, there are certain adjustments that need to be made to the index in order to retain an investment position in the futures contract.  These adjustments, which are described above and primarily include the mechanic of “rolling,” may have a positive or negative effect on the level of the index.  As a result, these adjustments may, in certain instances, cause a discrepancy between the performance of the index and the performance of the underlying futures contract.

What Does “Rolling” a Commodity Contract Mean?

Since any commodity contract has a predetermined expiration date on which trading of the commodity contract ceases, holding a commodity contract until expiration will result in delivery of the underlying physical commodity or the requirement to make or receive a cash settlement.  “Rolling” the commodity contracts, i.e., (i) selling near-dated (i.e., commodity contracts that are nearing expiration) commodity contracts before they expire and (ii) buying longer-dated contracts (i.e., commodity contracts that have an expiration date further in the future), allows an investor to maintain an investment position in commodities without receiving delivery of physical commodities or making or receiving a cash settlement.

The index replicates an actual investment in the futures contract, and therefore takes into account the need to roll the futures contract included in the index, and reflects the effects of this rolling.  Specifically, as a futures contract included in the index approaches expiration, the index is calculated as if the commodity contract in the first delivery month is sold and the proceeds of that sale are used to purchase a commodity contract of equivalent value in the next available delivery month.  If the price of the second commodity contract is lower than the price of the first commodity contract, the “rolling” process results in a greater quantity of the second commodity contract being acquired for the same value.

Conversely, if the price of the second commodity contract is higher than the price of the first contract, the “rolling” process results in a smaller quantity of the second commodity contract being acquired for the same value.

What Do “Contango” and “Backwardation” Mean?

When the price of a near-dated commodity contract is greater than that of a longer-dated commodity contract, the market for such contracts is referred to as in “backwardation”.  On the other hand, the market is referred to as in “contango” when the price of a near-dated commodity contract is less than that of a longer-dated commodity contract. “Rolling” commodity contracts in a backwardated or contango market can affect the level of the index.

How Does Rolling Affect the Level of the Index?

“Rolling” can affect the index in the following two ways:

First, if, as described above under “What Does “Rolling” a Commodity Contract Mean?” above, the index theoretically owns more commodity contracts as a result of the rolling process (albeit at a lower price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be greater than if the index had owned the same number of commodity contracts as before the rolling process. Conversely, if the index theoretically owns a smaller quantity of the futures contract as a result of the rolling process (albeit at a higher price), the gain or loss on the new position for a given movement in the prices of the futures contract will be less than if the index had owned the same quantity of the futures contract as before the rolling process. Therefore, these differentials in the quantities of the futures contract sold and purchased may have a positive or negative effect on the level of the index (measured on the basis of its dollar value).

Second, the index theoretically sells a near-dated commodity contract when it gets close to expiry and buys the longer-dated commodity contract.  In a contango market, longer-dated commodity contracts are at higher prices than the near-dated commodity contracts.  In the absence of significant market changes, the prices of the longer-dated commodity contracts which the index theoretically buys and holds are expected to (but may not) decrease over time as they near expiry.  This expected decrease in price of these longer-dated commodity contracts as they near expiry can potentially cause the level of the index to decrease. However, there are a number of different factors affecting the index level (as described below in “What Factors Affect the Calculation of the Level of the Index Other than Rolling?”). In a backwardated market, where the prices of near-dated commodity contracts are greater than the prices of longer-dated commodity contracts, the price of longer-dated commodity contracts which the index theoretically buys and holds are expected to (but may not) increase as they near expiry.

Does the Index Have a Total Return Feature?

No. The return on your notes is based on the performance of the index, which reflects the price return and roll yield of the futures contract included in the index. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on a hypothetical fully-collateralized investment. The index does not include such a total return feature or interest component.

What Factors Affect the Calculation of the Level of the Index Other than Rolling?

The value of the index on any S&P GSCI Business Day is determined by making certain adjustments to the value of the index on the immediately preceding S&P GSCI Business Day, based mainly on the performance of the futures contract.  The factor affecting the scale of such adjustment, other than the effect of the rolling of the commodity contracts is the price of the commodity contract included in the index.

The price of the commodity contract reported by the relevant trading facilities expose the index to price volatility.

Can We Assume Any of Such Factors Will Have a Direct Effect on the Level of the Index?

These factors are interrelated in complex ways and affect the performance of the commodity contract comprising the index and, therefore, may offset each other in calculation of the level of the index.  Therefore, you should not assume any one of these factors, the effect of rolling or any other factors (e.g., the positive price movement of the underlying physical commodity) will have a direct and linear effect on the performance of the commodity contract and the level of the index at any given time.  The level of the index, and therefore the amount payable on your notes, may decline even when one or more of these factors is favorable for the reasons explained in these questions and answers.

How Is the Index Calculated?

The value (or level) of the index on any given day is equal to the value (or level) of the index on the preceding S&P GSCI Business Day plus/minus the amount that the price of the futures contract that comprises the index have increased or decreased since the preceding S&P GSCI Business Day, and subject to an adjustment that is made (referred to as a “normalizing constant”) to assure continuity of the index and allow comparisons of the level of the index to be made over time.  The normalizing constant is calculated each time the weights of the commodities contracts included in the S&P GSCI® Index are changed, and is calculated based on the ratio of the new total dollar weight of the index to the old total dollar weight of the index and is designed to ensure that the level of the index reflects price movements with respect to the commodities contracts rather than changes in the weightings of the commodities included in the S&P GSCI® Index.

The above description is expressed as a mathematical formula as follows: the value of the index on any S&P GSCI Business Day is equal to the product of (i) the value of the index on the immediately preceding S&P GSCI Business Day multiplied by (ii) one plus the contract daily return (incorporating the normalizing constant) on the S&P GSCI Business Day on which the calculation is made.

For a further explanation of how the level of the index is calculated, including a description of “contract daily return” please refer to the index sponsor’s website referred to below.

Where Can Additional Information on the Index Be Obtained?

For information about recent levels of the index, please read the subsection entitled “—Historical Closing Levels of the Index” below.  For further explanation on the index methodologies of the index for your notes and the S&P GSCI® Index, please read the sections entitled “S&P GSCI® Cotton Index Excess Return” above.

Additional information about the S&P GSCI® Index and the index is available on the following website: http://us.spindices.com.  We are not incorporating by reference the website or any material it includes into this prospectus supplement.

License

Standard & Poor’s and S&P are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  The "S&P GSCI" is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp.  GS Finance Corp.’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P GSCI to track general market performance.  S&P Dow Jones Indices only relationship to GS Finance Corp. with respect to the S&P GSCI is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The S&P GSCI is determined, composed and calculated by S&P Dow Jones Indices  without regard to GS Finance Corp. or the notes.  S&P Dow Jones Indices have no obligation to take the needs of GS Finance Corp. or the owners of the notes into consideration in determining, composing or calculating the S&P GSCI.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be redeemed.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P GSCI will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P GSCI OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI COTTON INDEX EXCESS RETURN OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GS FINANCE CORP., OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Closing Levels of the Underlying Index

The closing level of the underlying index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the underlying index during the period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlying index as an indication of the future performance of the underlying index. We cannot give you any assurance that the future performance of the underlying index or the underlying index commodity will result in your receiving an amount greater than the outstanding face amount of your notes, or that you will not incur a loss on your investment, on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlying index between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual performance of the underlying index over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the underlying index from January 1, 2014 through August 29, 2019. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most commodities and, as a result, the level of most commodity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P GSCI® Cotton Index Excess Return

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

●	a dealer in securities or currencies;
●	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
●	a bank;
●	a life insurance company;
●	a tax exempt organization;
●	a partnership;
●	a regulated investment company;
●	a person that owns a note as a hedge or that is hedged against interest rate risks;
●	a person that owns a note as part of a straddle or conversion transaction for tax purposes;
●	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements; or
●	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

●	a citizen or resident of the United States;
●	a domestic corporation;
●	an estate whose income is subject to U.S. federal income tax regardless of its source; or
●

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the underlying index. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.

Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes to market at the end of each year (i.e., recognize income as if the notes had been sold for fair market value). Alternatively, it is also possible that you could be required to recognize gain or loss each time a contract included in the underlying index rolls and/or when the composition or weighting of the index changes. Such gain or loss may also be subject to Section 1256 as discussed above, under which 60% of the gain or loss will be treated as long-term capital gain or loss and 40% will be treated as short-term capital gain or loss.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

●	a nonresident alien individual;
●	a foreign corporation; or
●	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person's acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to UBS Financial Services Inc. at such price less a concession not in excess of 0.75% of the face amount.

In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.

We will deliver the notes against payment therefor in New York, New York on September 4, 2019. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Any notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)

a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and
(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), GS&Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

GS& Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Prospectus Supplement

Page
Summary Information	S-3
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-11
Specific Terms of Your Notes	S-25
Use of Proceeds	S-32
Hedging	S-32
The Underlying Index	S-33
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-45
Employee Retirement Income Security Act	S-49
Supplemental Plan of Distribution	S-50
Conflicts of Interest	S-52
Validity of the Notes and Guarantee	S-53
Prospectus Supplement dated July 10, 2017
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21
Prospectus dated July 10, 2017
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$11,400,000

GS Finance Corp.

Capped Buffer GEARS Linked to the S&P GSCI® Cotton Index Excess Return due 2024

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent